Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:

Nathan A. Eifert

Vice President

717-747-1520

neifert@peoplesbanknet.com

PEOPLESBANK NAMES Charles T. Field, CPA

Senior Vice President AND Chief Financial Officer

York, Pennsylvania (November 15, 2016) – PeoplesBank, A Codorus Valley Company, is pleased to announce that Charles T. Field, CPA, has joined the company as Senior Vice President and Chief Financial Officer. Mr. Field will also serve as Treasurer of the Bank’s holding company, Codorus Valley Bancorp, Inc. (NASDAQ: CVLY).

“We are delighted that Charles has joined our team,” said A. Dwight Utz, President and CEO of PeoplesBank. “His extensive experience in the financial services industry will greatly contribute to the continued overall success of PeoplesBank.”

Most recently, Mr. Field was employed by East River Bank in Philadelphia as Senior Vice President and Chief Financial Officer. Prior to that, he was employed in the same role by The Westchester Bank.

Mr. Field is a graduate of Michigan State University with a B.A. in Financial Administration and earned his Certified Public Accountant (CPA) license in the state of Illinois. He is a member of the American Institute of Certified Public Accountants (AICPA).

With assets in excess of $1.5 billion, PeoplesBank, A Codorus Valley Company, is a wholly-owned subsidiary of Codorus Valley Bancorp, Inc., the largest independent financial institution headquartered in York County, Pennsylvania. PeoplesBank offers a full range of consumer, business, wealth management, and mortgage services at financial centers located in communities throughout South Central Pennsylvania and Central Maryland.

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